EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Allergan, Inc.:
We consent to the incorporation by reference herein of our reports dated March 4, 2005, with respect to the consolidated balance sheet of Allergan, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Allergan, Inc., and to the reference to our firm under the heading “Experts” in the registration statement. Our reports included an explanatory paragraph that disclosed the adoption of Emerging Issues Task Force No. 04-08, The Effect of Contingently Convertible Instruments on Diluted Earning Per Share, in the fiscal fourth quarter of 2004.
KPMG LLP
Costa Mesa, California
May 3, 2006

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